Exhibit 99.1

Media Contact:	Nancy Welsh 319.295.2123 nkwelsh@rockwellcollins.com

Investor Contact:	Daniel Crookshank 319.295.7575 investorrelations@rockwellcollins.com

Rockwell Collins Reports Fiscal Year 2004 EPS Increases 17% to $1.67; Revenues Grow 15% to $2.93 Billion

CEDAR RAPIDS, Iowa (November 3, 2004) – Rockwell Collins, Inc. (NYSE: COL) today reported net income for the fiscal year ended September 30, 2004 of $301 million, or $1.67 per share, a 17% increase over fiscal year 2003 reported net income of $258 million, or $1.43 per share. Total segment operating margins improved 130 basis points to a level of 16.5% as compared to 15.2% last year.

Sales for fiscal year 2004 increased $388 million, or 15% to a record-high level of $2.93 billion, compared to sales of $2.54 billion recorded last year. Sales from the company’s NLX simulation and training business acquired in December 2003 accounted for $105 million, or 4 percentage points of the revenue growth, while organic sales grew by $283 million, or 11%. Cash provided by operating activities for fiscal year 2004 was $401 million, $27 million higher than the $374 million reported for fiscal year 2003.

“Our fiscal year 2004 performance marks a year of significant achievement by our company,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “This was the most successful year in our young history with regards to sales, total segment operating margins and earnings per share, and we were extremely successful in winning several major program positions which are expected to drive revenue and earnings growth for years to come.”

“As the commercial aerospace market begins its recovery and our government markets remain strong, we are witnessing the positive impact of our commitment to initiatives aimed at increasing productivity, improving program execution and leveraging resources across our businesses,” added Jones. “This continued drive toward operational excellence has played a key role in enabling us to win new business, expand segment operating margins, and grow profitability at a faster rate than sales.”

Net income for the fourth quarter of fiscal year 2004 was $86 million, or 48 cents per share, compared with net income of $73 million, or 40 cents per share for the same period last year. Fourth quarter earnings per share grew by 20%, slightly higher than the 18% increase in net income, due to the favorable impact of the company’s share repurchase program. Sales for the fourth quarter of fiscal year 2004 were $839 million, an improvement of $96 million, or 13% from $743 million reported for the same period a year ago. NLX accounted for $38 million, or 5 percentage points of the revenue increase, as organic revenues grew by 8%.

Following is a discussion of fiscal fourth quarter 2004 sales and operating margins for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance and communications systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, reported fiscal fourth quarter 2004 sales of $459 million, an increase of $70 million, or 18% compared to $389 million for the same period a year ago. Sales from NLX contributed $38 million, or 10 percentage points of the total Government Systems revenue growth, while organic sales increased by 8%.

The increase in Government Systems’ organic revenues was primarily related to the initial deliveries of Defense Advanced Global Positioning System Receivers and higher year-over-year sales on the Joint Tactical Radio System and Future Combat Systems integrated computing system development contracts.

Government Systems’ operating earnings for the fourth quarter of fiscal year 2004 were $81 million, or an operating margin of 17.6%, compared to $83 million, or an operating margin of 21.3% for the same period last year. As expected, the lower operating margin was principally due to current year fourth quarter revenues consisting of a higher proportion of lower margin NLX and development program revenues; the impact of which was partially offset by productivity improvements as Government Systems incurred lower operating expenses as a percentage of sales. Prior year fourth quarter operating earnings benefited from a favorable warranty adjustment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, reported fiscal fourth quarter 2004 sales of $380 million, an increase of $26 million or 7% from sales of $354 million reported for the same period last year. Increased demand for new business jets and the continued strengthening in overall demand for aftermarket service, support and retrofit activity fueled the revenue growth.

Air transport avionics sales increased slightly as lower original equipment sales were more than offset by growth in aftermarket revenues. Contributing to this sales variance was an anticipated shift of in-flight entertainment (IFE) revenues from original equipment line-fit to aftermarket retrofit installations. Aftermarket sales also benefited from the impact of year-over-year growth in global airline flight hours. Business and regional avionics sales were up 15% as higher sales to business jet original equipment manufacturers (OEM’s) combined with increased aftermarket revenues significantly outweighed the impact of lower sales to regional jet OEM’s due to slowing production of 50-seat aircraft.

Commercial Systems’ fourth quarter operating earnings increased to $59 million, or an operating margin of 15.5%, compared to $31 million, or an operating margin of 8.8% for the same period last year. The higher sales volume combined with the effects of cost containment and productivity improvement initiatives accounted for a majority of this improvement. The prior year operating earnings included a $9 million loss reserve related to certain IFE contracts.

Corporate

General corporate, net expense was $17 million for the fourth quarter of fiscal year 2004 compared to $11 million for last year’s fourth quarter. Higher employee incentive compensation costs contributed to the increase.

During the fourth quarter, the company provided additional value to its shareowners by utilizing the strength of its balance sheet and operating cash flows to continue executing its share repurchase program. Fourth quarter fiscal year 2004 share repurchases totaled 1.3 million shares at a cost of $45 million. For the full 2004 fiscal year, the company repurchased a total of 5.8 million shares of its common stock at a cost of $179 million, or an average cost of $31.16 per share.

Business Highlights:

•	Rockwell Collins, as a member of the Boeing team, was selected for the Pre-System Development and Demonstration (Pre-SDD) phase for the Airborne and Maritime/Fixed Station (AMF) Joint Tactical Radio System (JTRS) program. The Boeing-led team was one of two teams awarded a 15-month, $54 million contract by the U.S. Air Force for the Pre-SDD phase. An award to one team for the AMF SDD phase is anticipated in the fall of 2005. Once operational, AMF radios will be integrated into more than 150 airborne, shipboard and fixed station platforms, enabling maritime and airborne forces to communicate seamlessly and with greater efficiency in the joint battlespace environment. When combined with Rockwell Collins’ previous JTRS Cluster 1 and Cluster 5 wins, this award positions Rockwell Collins as a leader in advanced communication systems for all branches of the U.S. military.

•	Rockwell Collins and its team members were awarded a contract from the U.S. Army Aviation Applied Technology Directorate for the Manned/Unmanned Common Architecture Program Phase III (MCAP III). Under this contract, Rockwell Collins will perform systems engineering activities to define a common computing and network architecture for application to U.S. Army unmanned air vehicle platforms that is common to mission processing systems currently under development by Rockwell Collins for U.S. Army helicopters and Future Combat Systems ground vehicles.

•	The Center of Systems Management recognized Rockwell Collins’ Government Systems business for achieving Level 5 maturity in accordance with the Software Engineering Institute’s (SEI) Capability Maturity Model Integration (CMMI). The CMMI Level 5 rating is the highest possible benchmark for commercial and defense industry best practices in management and engineering.

•	Air New Zealand selected Rockwell Collins’ newest moving map and in-flight information product, Airshow 4200, for installation on eight new Boeing 777 aircraft and seven existing Boeing 747 aircraft. The Airshow 4200 contains a major advancement in features, functionality, and look-and-feel over previous map products. This selection accompanies the airline’s recent decision to install Rockwell Collins’ eTES™ audio and video on-demand (AVOD) in-flight entertainment equipment on these same aircraft. Initial installation of both products is set for mid-2005.

•	Rockwell Collins and Warner Robins Air Logistics Center have entered into a 10-year strategic contract to enhance the availability of our resources and improve technical and logistics support to maximize operational readiness. This indefinite delivery/indefinite quantity contract has a ceiling of $3.6 billion. This contract brings together Air Force and Rockwell Collins support expertise to provide transformational depot partnering in order to improve the effectiveness and efficiency by which the critical systems used to fight the Nation’s war on terror are supported. Under the terms of the agreement, Collins Aviation Services (CAS) will deliver a full range of Rockwell Collins’ products and services to United States Air Force and other Department of Defense customers.

•	NetJets Services, Inc. selected Rockwell Collins to provide avionics maintenance repair and technical support on its fleets of Gulfstream G200 aircraft and Raytheon Hawker 400XP aircraft. Under two separate 10-year agreements, CAS will provide NetJets with forward exchange avionics support on NetJets’ fleet of G200 aircraft and Hawker 400XP aircraft. Designed to support fractional operations by maximizing aircraft dispatchability, forward exchange includes all aspects of maintaining Rockwell Collins’ avionics onboard the aircraft.

Fiscal Year 2005 Outlook

For fiscal year 2005, the company continues to anticipate revenues of approximately $3.2 billion, earnings per share between $1.85 and $1.95 and cash provided by operating activities in the range of $350 million to $400 million.

Government Systems revenues are projected to grow in the range of 10% to 12% and account for approximately 54% of total company sales while Commercial Systems revenues are expected to increase in the range of 6% to 8% and represent about 46% of the total. Estimates for segment operating margins for fiscal year 2005 remain at approximately 18% for Government Systems and approximately 16% for Commercial Systems.

Conference Call and Webcast Details

Rockwell Collins’ Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct an earnings conference call at 9 a.m. Eastern Time on November 3, 2004. Individuals may listen on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through December 3, 2004.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy, the continued recovery of the commercial aerospace industry and the continued strength of the military communications and electronics industry; the impact of oil prices on the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies favorable to our businesses; market acceptance of new and existing products and services; reliability of and customer satisfaction with our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors which we are highly dependent upon for timely, high quality and specification compliant products and services; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant and prolonged disruption to air travel; our ability to execute to our internal performance plans such as our continuous productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; favorable outcomes of certain customer procurements, congressional approvals and regulatory mandates; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

ROCKWELL COLLINS, INC. SEGMENT SALES AND EARNINGS INFORMATION (Unaudited) (in millions, except per share amounts)

	Three Months Ended September 30		Years Ended September 30
	2004	2003	2004	2003
Sales
Government Systems	$459	$389	$1,535	$1,270
Commercial Systems	380	354	1,395	1,272

Total sales	$839	$743	$2,930	$2,542

Segment operating earnings
Government Systems	$81	$83	$282	$250
Commercial Systems	59	31	200	137

Total segment operating earnings	140	114	482	387

Interest expense	(2)	—	(8)	(3)
Earnings from corporate-level equity affiliate	2	1	3	4
General corporate, net (1)	(17)	(11)	(47)	(20)

Income before income taxes	123	104	430	368

Income tax provision	(37)	(31)	(129)	(110)

Net income	$86	$73	$301	$258

Diluted earnings per share	$0.48	$0.40	$1.67	$1.43

Average diluted shares outstanding	179.8	180.6	180.0	180.1

(1)    General corporate, net for the year ended September 30, 2004 includes a net gain of $5 million ($3 million after tax) related to favorable settlements of insurance matters and the favorable resolution of a legal matter from a divested business, partially offset by the write down of the company’s equity investment in Tenzing Communications. General corporate, net for the year ended September 30, 2003 includes a pre-tax gain of $20 million ($12 million after tax) related to a favorable tax ruling on an over funded life insurance reserve trust fund.

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	September 30
	2004	2003
Assets
Cash	$196	$66
Receivables	616	516
Inventories	650	618
Current deferred income taxes	165	171
Income taxes receivable	10	17
Other current assets	26	23

Total current assets	1,663	1,411

Property	418	401
Goodwill and intangible assets	550	440
Other assets	243	339

Total assets	$2,874	$2,591

Liabilities and shareowners’ equity
Short-term debt	$—	$42
Accounts payable	240	202
Compensation and benefits	235	198
Income taxes payable	18	3
Product warranty costs	154	144
Other current liabilities	317	292

Total current liabilities	964	881

Long-term debt	201	—
Retirement benefits	521	812
Other liabilities	55	65

Shareowners’ equity	1,133	833

Total liabilities and shareowners’ equity	$2,874	$2,591

Certain prior year amounts have been reclassified to conform to the current year presentation.

ROCKWELL COLLINS, INC. CONDENSED CASH FLOW INFORMATION (Unaudited) (in millions)

	Year Ended September 30
	2004	2003
Operating Activities:
Net income	$301	$258
Adjustments to arrive at cash provided by operating activities:
Depreciation	92	93
Amortization of intangible assets	17	12
Pension plan contributions	(132)	(123)
Compensation and benefits paid in common stock	57	37
Deferred income taxes	38	105
Tax benefit from the exercise of stock options	15	7
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(65)	3
Inventories	(32)	40
Accounts payable	23	(8)
Income taxes	21	(34)
Compensation and benefits	36	2
Other assets and liabilities	30	(18)

Cash Provided by Operating Activities	401	374

Investing Activities:
Acquisition of businesses, net of cash acquired	(126)	2
Property additions	(94)	(72)
Acquisition of intangible assets	(11)	—
Proceeds from disposition of property	1	4
Investment in equity affiliates	—	(5)

Cash Used for Investing Activities	(230)	(71)

Financing Activities:
Net proceeds from issuance of long-term debt	198	—
Purchase of treasury stock	(179)	(154)
Cash dividends	(69)	(64)
Proceeds from exercise of stock options	55	29
Decrease in short-term borrowings, net	(42)	(90)

Cash Used for Financing Activities	(37)	(279)

Effect of exchange rate changes on cash	(4)	(7)

Net Change in Cash	130	17
Cash at Beginning of Period	66	49

Cash at End of Period	$196	$66

Certain prior year amounts have been reclassified to conform to the current year presentation.